Exhibit 10.10

Harold W. Milner, President and Chief Executive Officer
Kevin L. Molloy, Senior Vice President, Operations
Michael R. Hinckley, Senior Vice President, Marketing
Steven R. Stenhaug, Senior Vice President, Treasurer
Michael J. Quinn, Senior Vice President, Secretary and General Counsel


The above named individuals have each signed a separate employment agreement in March 1996. The agreement is as follows:



You are presently an Officer of Kahler Realty Corporation, a Minnesota corporation (the "Company"). The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 1 below) of the Company may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. In particular, the Board believes it important, should the Company or its stockholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its stockholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own personal situation.

In order to induce you to remain in the employ of the Company, this letter agreement ("Agreement"), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below. This Agreement also provides you with certain benefits following a Change in Control of the Company regardless of whether your employment by the Company is terminated.

In consideration of these benefits the Agreement contains a covenant not to compete (Section 6, below).

1.   DEFINITIONS   The following terms shall have the meaning set forth
below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement shall have the same meaning throughout this Agreement.

     (a) "Cause" shall mean termination upon: (i) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your disability or incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the chairman of the board or president of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties; or (ii) your conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or Minnesota law which is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has not expressly disapproved in writing of your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clause (i) or (ii) of this definition and specifying the particulars thereof in detail.

     (b) "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act), or (v) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at lease three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no Change in Control of the Company shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in: (vi) you, or a group of Persons which includes you, acquiring, directly or indirectly more than fifty percent (50%) of the combined voting power of the Company's Voting securities, or (vii) you becoming immediately employed by a Person which leases and/or manages substantially all of the assets of the Company, providing that the terms of such employment do not constitute a "Good Reason" termination as defined in Section 1(g) hereof neither when such employment commences nor at any time during the then remaining term of this Agreement.

     (c) "Company Shares" shall mean shares of the $0.10 par value common stock of the Company.

     (d) "Date of Termination" following a Change in Control of the Company shall mean: (i) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given, provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30)-day period; (ii) if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination; (iii) if your employment is to be terminated by the Company for any reason other than Cause, Disability, death, Retirement or the giving of notice pursuant to Section 3 of this Agreement, the date specified in the Notice of Termination, which in no event shall be later than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination; (iv) if your employment is to be terminated by the Company's giving notice of its decision not to extend the term of this Agreement pursuant to Section 3 hereof, the expiration date of this Agreement; or (v) if your employment is terminated by reason of death or Retirement, the date of death or Retirement, respectively. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 14. hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with
Section 14.

     (e) "Disability" shall have the same meaning as defined in the Company's Long-term disability plan as in effect immediately prior to the Change in Control of the Company.

     (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) "Good Reason" shall mean termination based on:

          (i) an adverse change in your status or position(s) as an executive officer of the Company as in effect immediately prior to the Change in Control of the Company, including, without limitation, any adverse change in your status or position(s) as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

          (ii) a reduction by the Company in your rate of compensation (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control of the Company;

          (iii) the failure by the Company to continue in effect any Plan in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control of the Company, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control of the Company or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control in the Company;

          (iv) the Company's requiring you to be based anywhere other than the environs of the municipality where your office is located immediately prior to the Change in Control of the Company, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control of the Company;

          (v) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 7 hereof;

          (vi) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement. For purposes of this Agreement, no such purported termination shall be effective; or

          (vii) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control of the Company, you were not expressly prohibited in writing by the Board from attending to or engaging in.

     (h) "Notice of Termination" shall mean a written notice which shall state the specific termination provision in this Agreement relied upon. Any purported termination by the Company or by you following a Change in Control of the Company shall be communicated by written Notice of Termination to the other party hereto.

     (i) "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in
Section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a wholly-owned subsidiary of the Company.

     (j) "Plan" shall mean any compensation plan (such as an incentive stock option or restricted stock plan) or any employee benefit plan (such as a thrift, pension, profit sharing, medical, disability, accident, life insurance or relocation plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit employees generally, management employees as a group or you in particular (including, without limitation, the Retirement Plans, plans for annual physical examinations, plans for the payment of financial and legal advice, the Disability Plan and the Death Benefit Plan), now in existence or becoming effective hereafter during the term of this Agreement.

     (k) "Retirement" shall mean termination on or after your normal or early retirement date under the terms of the Company's Retirement Plan (or any successor or substitute Plan or Plans of the Company put into effect prior to a Change in Control of the Company).

     (l) "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.

     (m) "Voting Securities" shall mean securities of the Company ordinarily having the right to vote at elections of directors, including, without limitation, Company Shares.

2.   AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE.   You agree to
remain in the employ of the Company during the term of this Agreement unless you terminate your employment because of death, Disability or Retirement or your termination is for Good Reason following a Change in Control of the Company. The Company may terminate your employment as herein provided, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof. Upon the expiration of the term of this Agreement as provided in Section 3 hereof, your employment by the Company under this Agreement shall be terminated.

3.   TERM OF AGREEMENT.   This Agreement shall commence on the date hereof
and shall continue in effect until December 31, 1997; provided, however, that commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless at least ninety (90) days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the termination date of the term then in effect if a Change in Control of the Company shall have occurred during such term.

4.   BENEFITS UPON A CHANGE IN CONTROL.

     (a) WELFARE PLANS. Following a Change in Control of the Company, unless and until your employment by the Company is terminated for Cause, Disability or Retirement or you terminate your employment by the Company other than for Good Reason, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (i) three (3) years after the Date of Termination or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans (including, without limitation, group health, death, dental and disability plans) in which you were entitled to participate immediately prior to the Change in Control of the Company, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation. If, at the end of three (3) years after the Termination Date, you have not reached your normal retirement date and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange at your sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at your sole cost and expense, shall arrange to have issued for the benefit of you and your dependants individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (a) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

     (b) INDEMNIFICATION   Following a Change in Control of the Company,
the Company shall indemnify and advance expenses to you to the full extent permitted by law and the Company's Bylaws (and, subject to applicable law, at least to the extent set forth in the terms and conditions of that certain Indemnification Agreement, dated February 17, 1993, between you and the Company) for expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable legal fees) incurred in connection with your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the express written request of the Company.

     (c) STOCK OPTIONS AND COMPANY SHARES

          (i) "Stock Options"   Following a Change in Control of the
Company at your option from time to time (exercisable upon written notice to the Company) for a period terminating ninety (90) days following the expiration of the term of this Agreement pursuant to Section 3 hereof, or, if earlier, on the date the option expires, the Company shall purchase from you any or all outstanding and unexercised options, regardless of whether such options are then exercisable according to their terms, granted to you under the terms of the Company's Incentive Stock Option Agreement, as amended, the Company's 1987 Stock Option Plan, as amended, the Company's 1982 Stock Option Plan, as amended, and the Company's 1994 Stock Option Plan, as amended, or any stock option plan adopted after the date of this

Agreement at a price equal to the excess, if any, of (i) the highest closing price of a Company Share as reported by the NASDAQ National Market on any of the fifteen (15) trading days immediately preceding or immediately succeeding the Change in Control of the Company over (ii) the purchase or exercise price of the option.

          (ii) "Company Shares"   Following a Change in Control of the
Company at your option from time to time (exercisable upon written notice to the Company) for a period terminating seven (7) months following the Change in Control of the Company, the Company shall purchase from you any or all Company Shares owned of record or beneficially by you (or the corresponding shares of any Successor received by you in exchange or substitution for such Company Shares) at a price equal to the highest closing price of a Company Share as reported by the NASDAQ National Market on any of the fifteen (15) trading days immediately preceding or immediately succeeding the Change in Control of the Company (or the economic equivalent thereof in the case of such Successor shares).

     (d) COMPENSATION AND OTHER BENEFITS Following a Change in Control of the Company, your compensation and all benefit levels shall not be decreased during the term of this Agreement. You shall be deemed to be a participant in any management incentive plan applicable to the Company to the extent that you would have participated had there been no Change in Control of the Company.


5.   BENEFITS UPON TERMINATION OF EMPLOYMENT

     (a) DISABILITY, DEATH OR RETIREMENT.   During any period following a
Change in Control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your compensation at the times, in the form and at the rate then in effect, and any benefits or awards under any and all Plans shall continue to accrue during such period to the extent not inconsistent with such Plans, until your employment is terminated on account of Disability pursuant to and in accordance with the terms hereof. Thereafter, your benefits shall be determined in accordance with the Plans (as in effect immediately prior to a Change in Control of the Company) and as provided in accordance with this Agreement. If your Death or Retirement occurs after a Change in Control of the Company but prior to a termination of your employment, you or your beneficiary (as provided under the applicable Plans) shall receive all benefits or awards (including, without limitation, both the cash and stock components) under any and all Plans as in effect immediately prior to the Change in Control of the Company, and all benefits to which you or your beneficiary may be entitled under the terms of this Agreement.

     (b) CAUSE. If your employment by the Company shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your compensation through the Date of Termination at the times, in the form and at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including, without limitation, both the cash and stock components) which pursuant to the terms of any and all Plans have been earned or become payable, but which have not yet been paid to you. Thereupon, except as otherwise provided in this Agreement, the Company shall have no further obligations to you under this Agreement.

     (c) CHANGE IN CONTROL TERMINATION. If after a Change in Control of the Company shall have occurred your employment by the Company shall be terminated by the Company other than for Cause or because the term of this Agreement shall have expired pursuant to Section 3 hereof or shall be terminated by you for Good Reason, then you shall be entitled without regard to any contrary provisions of any Plan, to the benefits as provided below:

          (i) COMPENSATION. Within five (5) business days following the Date of Termination or the expiration of the term of this Agreement as set forth in Section 3 hereof, the Company shall pay your compensation through such Date of Termination or expiration in the form and at the rate in effect just prior to the time a Notice of Termination is given or this Agreement expires plus any benefits or awards (including, without limitation, both the cash and stock components) which pursuant to the terms of any and all Plans have been earned or become payable, but which have not yet been paid to you.

          (ii) OUTPLACEMENT SERVICE. The Company shall pay or reimburse you for the costs, fees and expenses of reasonable outplacement assistance services.

          (iii) SEVERANCE. If your termination occurs under this Section 5(c) within twenty-four (24) months following a Change in Control of the Company, then within five (5) business days following the Date of Termination, as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you an amount in cash equal to one (1) times your highest annual base salary and the greater of the highest annual bonus earned with the Company within the three (3)-year period prior to the termination of employment or fifty percent (50%) of the said highest annual base salary.

     (d) NO SETOFF.  The amount of any payment provided for in this
Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

     (e) DEFERRAL ELECTION. Upon entering into this Agreement and for a period of fourteen (14) business days following each anniversary of the date hereof, you may, in writing, direct the Company that any amounts which should become payable to you pursuant to Section 5 hereof shall be paid to you in three (3) equal installments (together with interest as provided below) with the first such installment payable within five (5) business days of the Date of Termination and each successive installment paid on the anniversary of the Date of Termination. Such a deferred payment election, once made, cannot be revoked. Notwithstanding anything in the foregoing to the contrary, such a deferred payment election shall be automatically revoked should you terminate your employment under the circumstances described in Section 6 below. Any payments deferred under this Section 5(e) shall bear interest commencing on the date the payment would have been made but for such deferred payment election until the date paid at an annual rate of interest (compounded annually) equal from time to time (and redetermined on the first (1st) business day of each calendar year) to four
(4) percentage points over the average rate for the twelve (12) calendar months preceding the beginning of each calendar year of Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investor's Service or any successor thereto, or if such rate is no longer published, a substantially similar average to be mutually agreed upon by the Board and you.

6. NON-COMPETITION. You and the Company recognize that your services to the Company are special and unique and that your compensation and other benefits are partly in consideration of and conditioned upon your not competing with the Company or its subsidiaries, and that a covenant on your part not to compete during the term of your employment and during a period of twelve (12) full calendar months thereafter is essential to protect the business and goodwill of the Company. Accordingly, you agree that during the term of your employment with the Company or any of its affiliates and for a period of twelve (12) full calendar months following your termination of employment for any reason, you shall not, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any substantial part of the Company's business as conducted during the term of the Agreement or as of the Date of Termination of your employment or with any substantial part of the Company's contemplated business. For purposes of this Section 6, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ. You agree that the services you render to the Company are unique and of extraordinary character; that the Company has agreed to enter into this Agreement and to compensate you in the manner provided for herein relying on that fact; that this covenant not to compete is of the essence of this Agreement and that in the event of a breach or threatened breach of the provisions of the covenant not to compete the Company would suffer irreparable damage for which there is no adequate remedy at law since damages would not be readily determinable. Accordingly, in the event of a breach or a threatened breach by you of this covenant, the Company shall be entitled to a temporary restraining order and an injunction restraining you from any such breach issued by a court of competent jurisdiction notwithstanding the provisions of Section 14 hereof.

7.  SUCCESSORS; BINDING AGREEMENTS.

     (a) Upon your written request, the Company will seek to have any Successor by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days advance notice that a Person may become a successor, within one(1) business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by you of your employment and, if a Change in Control of the Company has occurred, shall entitle you immediately to the benefits provided hereunder upon delivery by you of Notice of Termination.

     (b) This Agreement shall inure to the benefit of and be enforceable by you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

     (c) For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or other form of business combination in which the Company ceases to exist.

8.  FEES AND EXPENSES; MITIGATION.

     (a) The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with this Agreement following a Change in Control of the Company, including, without limitation: (i) all such fees and expenses, if any, incurred in contesting or disputing any such termination; or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a formal and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

     (b) You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement by seeking other employment or otherwise.

9.  TAXES.

     (a) All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

     (b) Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments which you have the right to receive from the Company as a result of a change 11 ownership, or from any corporation which is a member of an affiliated group (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to
Section 1504(b) of the Code) of which the Company is a member, constitute an "excess parachute payment" (as defined in Section 280G(b) of the Code), the payments pursuant to this Agreement shall be "Grossed-up" pursuant to the following calculation:

     (Excess Parachute Payments + Gross up) = Excess Parachute Payments x 1; divided by (1-X) where X = the federal tax rate in effect pursuant to #4999 of the Code at the time of termination as defined in this Agreement and shall be increased for any state excise tax which may be applicable with respect to the excess parachute payments made by the Company.

     The determination as to whether any increase in the payments under this Agreement pursuant to this paragraph (b) is necessary shall be made by you in good faith, an such determination shall be conclusive and binding upon the Company. The increased payments required under this paragraph (b) shall be promptly paid to you upon written demand therefor.

10. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 4,5,6,7(b), 8, 9, 14 and 15 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect according to their terms.

11.  NOTICE.   For the purposes of this Agreement, notices and all other
communications provided for in or required under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company shall be directed to the attention of the chairman of the board or president of the Company, with a copy to the secretary of the Company), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.  MISCELLANEOUS.   No provision of this Agreement may be modified,
waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chairman of the board or president of the Company, provided, however, if you occupy those positions at the time, such writings shall be signed by another officer of the Company at the direction of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Headings are for purpose of convenience only and do not constitute a part of this agreement. The parties hereto agree to perform, or cause to be performed, such further acts and deeds and shall execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

13.  VALIDITY.   The invalidity or unenforceability of any provision of
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.  ARBITRATION.   Any claim you make for benefits under Section 5 of this
Agreement shall initially be handled in accordance with the claim procedure of the Company's Retirement Plan which is hereby incorporated by this reference. If the claim is not resolved under that claim procedure, it shall be settled by arbitration as provided in this Section. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minneapolis, Minnesota by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance either in a court of competent jurisdiction or by arbitration (as determined by you) of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14.

15. RELATED AGREEMENTS. To the extent that any provision of any other Plan or agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other Plan agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

16.  COUNTERPARTS.   This Agreement may be executed in several
counterparts, each which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

KAHLER REALTY CORPORATION

By:

Name:

Title:

Agreed to this    day of       , 19    .